UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

Sunburst Acquisitions III, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-23559	84-14320001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd., Suite 1410
Los Angeles, CA 90024
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (866) 963-2220

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York  10005
Telephone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2008, Sunburst Acquisitions III, Inc. (the “Company”) entered into two exclusive intellectual property licensing agreements (the "Licenses") with Hamilton Atlantic (the "Licensee"), a Cayman Islands company.  One of the Licenses is for certain intellectual property that may be useful in development of a therapeutic for human cancers (the "Cancer Therapeutic License").  The other License is for intellectual property that may be useful in development of therapeutics for antibiotic-resistant bacterial infections, including MRSA (the "MRSA Therapeutic License").  The Cancer Therapeutic License provides the Company with the exclusive right to utilize the intellectual property to develop products worldwide.  The MRSA Therapeutic License provides the Company with the exclusive right to utilize the intellectual property to develop products worldwide, except the Company did not license the right to develop therapeutics for MRSA and C.difficile, which both are types of antibiotic-resistant bacterial infections, within the countries of the European Union. Under the terms of the Licenses, the Company is required to pay the Licensee 1% of net sales on all licensed products and 2% of all payments received by the Company through sub-licensee fees for any products developed using the intellectual property.  All payments are due within 30 business days of the end of each quarter and 6% interest shall accrue on all payments the Company fails to make.  The intellectual property subject to the Licenses is in the development stage and there is no guarantee that the Company will be able to commercially exploit such intellectual property.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibit Description

10.1	License Agreement entered by and between Sunburst Acquisitions III, Inc. and Hamilton Atlantic, a Cayman Islands company - Cancer Therapeutic License

10.2	License Agreement entered by and between Sunburst Acquisitions III, Inc. and Hamilton Atlantic, a Cayman Islands company - MRSA Therapeutic License

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunburst Acquisitions III, Inc.

August 27, 2008	By:	/s/ Robert Brooke
Robert Brooke
Chief Executive Officer

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